PRESS RELEASE

Plantronics Reports Record Revenues for Third Quarter Fiscal 2004

Raises Operating Margin Target

FOR INFORMATION, CONTACT: Debbie Peterson Investor Relations Manager (831) 458-7533	FOR IMMEDIATE RELEASE January 13, 2004

SANTA CRUZ, CA. - January 13, 2004 - Plantronics, Inc., (NYSE: PLT) today announced revenues and earnings for its third quarter of fiscal year 2004. Third quarter revenues increased 24% to $107.6 million to a new quarterly record, in comparison to $86.8 million in the third quarter of fiscal 2003, and operating income increased 89% from $12.6 million to $23.8 million. Third quarter net income was $17.6 million compared to net income in the third quarter of fiscal 2003 of $9.2 million. Plantronics' diluted earnings per share were $0.37 for the third quarter in comparison to $0.20 in the third quarter of fiscal 2003.

Ken Kannappan, President and Chief Executive Officer, noted, "Our results were above the guidance we issued on October 15th, which called for revenues of $95 to $100 million, and earnings per share of $0.27 to $0.30. Domestic and international revenue growth was led by increased demand for headsets for mobile phones and for wireless headsets in the office. Earnings grew substantially due to higher revenues and an expansion of our profit margins primarily due to the leverage of the higher revenues on our cost structure."

"Revenues from mobile headsets reached $29.5 million, up from $16.1 million in the December quarter a year ago and up from $18.4 million in the September quarter. Within the mobile products group, both corded and Bluetooth™-based headsets were up sharply. While this product category has historically been strong in the December quarter due to seasonality, we believe that additional factors caused demand for our products to be unusually high last quarter. In particular, we believe that our market share may have been unusually strong during the December quarter and that this position is unlikely to be sustainable. Other favorable impacts on demand in the December quarter included the impact of the hands-free legislation in the U.K. and a small effect from wireless number portability in the U.S. For these reasons, we currently anticipate that revenues of mobile products are likely to be lower in the fourth quarter than they were in the third quarter," Kannappan added.

"In the office, the market for wireless products is also growing and the need for such hands-free communication tools led us to develop and introduce the CS50 and CS60 systems. We were very pleased by the growth in revenues for the CS60 during the quarter, and by the initial market acceptance of the CS50 in North America. These innovative wireless headset systems also contributed to the record revenue level and to a 14% year-over-year increase in Office and Contact Center product group revenues," Kannappan concluded.

Barbara Scherer, SVP and CFO, said, "Our overall financial performance was excellent and in fact we exceeded the 20% target for operating margins that we have been working to achieve. The 22.1% operating margin achieved in the December quarter should not be viewed as a sustainable long term metric, although we are increasingly of the belief that we can make the right mix of investments and achieve growth while earning somewhat more than 20%, and we are thus setting our operating margin target for FY2005 as a whole at 21% or better. One of the key factors in our assessment of this target is our likely customer mix which we believe is unlikely to include significant revenues from mobile handset OEMs, particularly for Bluetooth products. For the fiscal 2004 year, we believe that our revenues of Bluetooth headsets for OEM customers will approach $15 million. We continue to see a good opportunity for Plantronics-branded Bluetooth headsets on which we have historically earned higher margins than we have on such products for OEM customers."

"We made good progress on working capital management. Inventory turns improved to 5.2 from 4.9, and DSO of 54 days was excellent for a quarter with such a strong increase in revenues and with the usual slowdown in collections around the holidays. During the quarter, we generated $16.1 million in cash flow from operations and year to date, have generated $48 million. We did not repurchase any shares during the quarter and continue to have 142,600 shares remaining authorized for repurchase. Our cash balance increased from $92.1 million as of the end of the September quarter to $107.3 million as of the end of the December quarter. During the quarter, we purchased land and facilities that we previously leased in Swindon, U.K. The purchase price was approximately $5.6 million and we believe that the purchase will yield an attractive return on investment as well as lower our annual operating costs in comparison to continuing to lease. Looking forward over the next 12 to 18 months, we are planning or considering certain other capital expenditures related to facilities, including an upgrade of our corporate offices in Santa Cruz, a purchase of certain of our manufacturing facilities in Mexico, which are currently leased, and a purchase of land and construction of a factory and development center in China. The potential purchase in Mexico is currently highly uncertain and the planning for China is in a very early stage, and thus the total capital cost of these initiatives is uncertain and could range from $10 to $20 million," Scherer concluded.

Business Outlook

The following statements are based on current expectations. Many of these statements are forward-looking, and actual results may differ materially.

We are more optimistic than we have been for some time about the overall economic environment though still feel that caution is warranted given concern about the level of unemployment in the U.S., the level of budget and trade deficits in the U.S., and the impact of a weak dollar on the Euro region recovery. Given these and other factors, we remain uncertain concerning the strength and sustainability of the economic environment and the related demand outlook for headsets.

We consider the trends in sell through of our U.S. commercial distributors of office and contact center products an important indicator of demand in this key market for us. For the December quarter, this group of distributors reported to us an increase in sell through of 5% in comparison to the December quarter last year, and 1% growth sequentially. We currently anticipate sell through to increase sequentially in March, based on historic patterns and also because our fourth quarter will contain 14 weeks.

We have a "book and ship" business model whereby we ship most orders to our customers within 48 hours of our receipt of those orders, and we thus cannot rely on the level of backlog to provide visibility into potential future revenues. Our visibility is particularly weak in the March quarter. Historically, this quarter has been characterized by a slow start after the holiday period and a stronger finish, the opposite pattern from the December quarter.

Based on all of the foregoing, we are currently expecting:

  Revenues for the fourth quarter of fiscal 2004 to be in the range of $104-$108 million. We expect revenues of mobile communication products to decline sequentially from the record high $29.5 million achieved in the seasonally strong December quarter partially or fully offset by growth in other product lines primarily as a result of a 14 vs. 13-week fourth quarter. On a 13-week basis, the above range would be equivalent to approximately $96 to $100 million.
  Earnings per share for the fourth quarter of fiscal 2004 to be in the range of $0.30 - $0.34. In preparing this guidance, we have estimated that gross margins are likely to be up slightly from the third quarter. Offsetting that positive effect, operating expenses should be higher than the third quarter, primarily as the result of the 14th week and the associated payroll and other normal recurring costs that we will incur together with the charges we anticipate from the consolidation of our Garden Grove facility with our Chattanooga facility announced yesterday. On a 13-week basis, the above range would be equivalent to approximately $0.27 to $0.30 diluted earnings per share. We are not planning for a balance sheet based foreign exchange gain or loss, which if one occurs, is accounted for in other income and expense below the operating income line. In the third quarter of fiscal 2004, we had an unusually large foreign exchange gain which contributed almost $0.02 to EPS.

Assuming the range of results above for the fourth quarter, results for the full fiscal year are currently expected to be revenues of $399.5 million to $403.5 million and diluted earnings per share of $1.19 to $1.23. Our fiscal 2004 year contains 53 weeks in comparison to 52 in fiscal 2003, with the fourth quarter containing 14 weeks instead of the usual 13, and will end on April 3, 2004. We plan to release earnings for the fourth quarter and full year on April 27, 2004. The extra week in the fourth quarter of fiscal 2004 will affect the comparability with the third quarter of fiscal 2004, the fourth quarter of fiscal 2003, and the comparability of the full fiscal year to both the prior and upcoming fiscal years. The extra week in the fourth quarter can also be expected to negatively affect the comparison between the fourth quarter of fiscal 2004 and the first quarter of fiscal 2005 because the extra week in the fourth quarter is likely to contribute $7 to $8 million of revenue which would not recur in the first quarter.

Plantronics does not intend to update these targets during the quarter or to report on its progress toward these targets. Plantronics will not comment on these targets to analysts or investors except by its next press release announcing its fourth quarter and fiscal year 2004 results or by other public disclosure. Any statements by persons outside Plantronics speculating on the progress of the fourth quarter of the fiscal year will not be based on internal Company information and should be assessed accordingly by investors. The statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

Conference Call Scheduled to Discuss Financial Results
Plantronics has scheduled a conference call to discuss the contents of this release. The conference call will take place today, Tuesday, January 13 at 2:00 PM (PST). All interested investors and potential investors in Plantronics stock are invited to participate. To listen please dial in five to ten minutes prior to the scheduled starting time and refer to the "Plantronics Conference Call." Participants from North America should call (888) 301-8736 and other participants should call (706) 634-7260.

A replay of the call with the conference ID #4751918 will be available for 72 hours at (800) 642-1687 for callers from North America and at (706) 645-9291 for all other callers. The conference call will also be simultaneously web cast at www.plantronics.com under Investor Relations, and the web cast of the conference call will remain available at the Plantronics Web site for thirty days.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Certain statements in this press release, including our potential capital spending plans on facilities, current expectations and projections for revenues and earnings for the March quarter and full 2004 fiscal year, our target for operating margins, and other statements under the caption "Business Outlook" above, are forward-looking statements based on current information and expectations. Achievement of the results projected above is subject to a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those projected are:

  A slowing in national or international economic growth, resulting in a reduction in the overall level of demand for our products;
  As the national and international economies recover, employment opportunities in the contact center or office markets may not increase commensurately but may remain flat or even decrease, lessening the future demand for our products;
  A softening of the level of market demand for our products within our core contact center market and/or in the newer office, mobile, computer and residential markets;
  The inability to successfully develop, manufacture and market new products.
  The demand for new wireless headset products may not develop as we anticipate and may lead to excess inventory and the inability to recover the associated development costs.
  A decrease in the liquidity of our customers caused by general economic conditions that may impact their ability to pay amounts due us;
  The actions of existing and/or new competitors, especially with regard to pricing and promotional programs;
  The entry of new competitors which could be spurred by changes in the regulatory environment, particularly laws requiring the use of hands-free devices by drivers when using cellular telephones;
  Variations in sales and profits in higher tax, as compared to lower tax, jurisdictions;
  Fluctuations in foreign exchange rates; and
  Changes in the regulatory environment either as to headsets directly or as to the products, such as mobile phones, with which our products are used.

Additional risk factors include: changes in the timing and size of orders from our customers, price erosion, increased requirements from retail customers for marketing and advertising funding, failure to match production to demand, interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, failure of our distribution channels to operate as we expect, failure to develop products that keep pace with technological changes, the inherent risks of our substantial foreign operations, problems which might affect our principal manufacturing facility in Mexico, further terrorist acts, our nation's response to terrorist attacks and the effects of these activities on capital and consumer spending, and the loss of the services of key executives and employees. For more information concerning these and other possible risks, please refer to the Company's Form 10-K filed on June 2, 2003, filings on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html

Financial Summaries

The following related charts are provided:

  Summary of Condensed Consolidated Financial Statements
  Summary of Unaudited Income Statements and Related Data

About Plantronics
Plantronics introduced the first lightweight communications headset in 1962 and is recognized as the world leader in communications headsets. A publicly held company with approximately 2,700 employees, Plantronics is the leading provider of headsets to telephone companies and the business community worldwide. Plantronics headsets are also used widely in many Fortune 500 corporations and have been featured in numerous motion pictures and high-profile events, including Neil Armstrong's historic "One small step for man" transmission from the moon in 1969. Plantronics, Inc., headquartered in Santa Cruz, California, was founded in 1961 and maintains offices in 20 countries. Plantronics products are sold and supported through a worldwide network of authorized Plantronics marketing partners. Information about the Company and its products can be found at www.plantronics.com or by calling (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc. Bluetooth is a trademark owned by Bluetooth SIG Inc., and is used by Plantronics under license. All other products or service names mentioned herein are trademarks of their respective owners.

                                         PLANTRONICS, INC.
                        SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                       Quarter Ended             Nine Months Ended
                                                 __________________________ __________________________
                                                  December 31, December 31, December 31,  December 31,
                                                     2002          2003         2002          2003
                                                 ____________  ____________ ____________  ____________

Net sales                                        $    86,811   $   107,622  $   249,449   $   295,525
Cost of sales                                         44,290        51,381      123,835       145,051
                                                 ____________  ____________ ____________  ____________
Gross profit                                          42,521        56,241      125,614       150,474
 Gross profit %                                         49.0%         52.3%        50.4%         50.9%

Research, development and engineering                  9,004         8,834       25,418        25,686
Selling, general and administrative                   20,939        23,649       60,308        67,786
                                                 ____________  ____________ ____________  ____________
 Total operating expenses                             29,943        32,483       85,726        93,472
                                                 ____________  ____________ ____________  ____________
  Operating income                                    12,578        23,758       39,888        57,002
   Operating income %                                   14.5%         22.1%        16.0%         19.3%

Interest and other income, net                           566         1,412        1,771         2,045
                                                 ____________  ____________ ____________  ____________
Income before income taxes                            13,144        25,170       41,659        59,047
Income tax expense                                     3,943         7,551       10,754        17,714
                                                 ____________  ____________ ____________  ____________
  Net income                                     $     9,201   $    17,619  $    30,905   $    41,333
                                                 ============  ============ ============  ============
  % to Sales                                            10.6%         16.4%        12.4%         14.0%

Diluted earnings per common share                $      0.20   $      0.37  $      0.66   $      0.89
Shares used in diluted per share calculations         46,197        47,501       47,096        46,305

UNAUDITED CONSOLIDATED BALANCE SHEETS
                                                   March 31,   December 31,
                                                     2003           2003
ASSETS
 Cash and cash equivalents                       $    54,704   $   107,329
 Marketable securities                                 5,021            --
                                                 ____________  ____________
  Total cash and marketable securities                59,725       107,329
 Accounts receivable, net                             50,503        64,425
 Inventory, net                                       33,758        39,178
 Deferred income taxes                                 6,357         5,974
 Other current assets                                  2,674         2,230
                                                 ____________  ____________
   Total current assets                              153,017       219,136
 Property, plant and equipment, net                   36,957        41,109
 Intangibles, net                                      3,682         3,191
 Goodwill, net                                         9,386         9,386
 Other assets                                          2,167         2,642
                                                 ____________  ____________
                                                 $   205,209   $   275,464
                                                 ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
 Accounts payable                                $    13,596   $    16,985
 Accrued liabilities                                  27,235        38,686
 Income taxes payable                                  8,581         4,947
                                                 ____________  ____________
   Total current liabilities                          49,412        60,618
 Deferred tax liability                                8,867         8,076
                                                 ____________  ____________
      Total liabilities                               58,279        68,694
 Stockholders' equity                                146,930       206,770
                                                 ____________  ____________
                                                 $   205,209   $   275,464
                                                 ============  ============
Summary of Unaudited Income Statements and Related Data
_____________________________________________________________________________________________________________________________
                                         FY02     Q103    Q203    Q303    Q403    FY03     Q104    Q204    Q304     YTD04
Net sales                                311,181  80,268  82,370  86,811  88,059  337,508  92,786  95,117  107,622  295,525
Cost of sales                            163,336  38,810  40,735  44,290  44,730  168,565  47,319  46,351   51,381  145,051
Gross profit                             147,845  41,458  41,635  42,521  43,329  168,943  45,467  48,766   56,241  150,474
Gross profit %                             47.5%   51.6%   50.5%   49.0%   49.2%    50.1%   49.0%   51.3%    52.3%    50.9%

Research, development and engineering     30,303   8,250   8,164   9,004   8,459   33,877   8,605   8,247    8,834   25,686
Selling, general and administrative       76,273  19,606  19,763  20,939  20,297   80,605  21,153  22,984   23,649   67,786
Operating expenses                       106,576  27,856  27,927  29,943  28,756  114,482  29,758  31,231   32,483   93,472

Operating income                          41,269  13,602  13,708  12,578  14,573   54,461  15,709  17,535   23,758   57,002
Operating income %                         13.3%   16.9%   16.6%   14.5%   16.5%    16.1%   16.9%   18.4%    22.1%    19.3%

Income before income taxes                43,200  14,535  13,980  13,144  15,101   56,760  16,201  17,676   25,170   59,047
Income tax expense                         6,952   4,361   2,450   3,943   4,530   15,284   4,860   5,303    7,551   17,714
Income tax expense as a percent
  of income before taxes                   16.1%   30.0%   17.5%   30.0%   30.0%    26.9%   30.0%   30.0%    30.0%    30.0%

Net income after taxes                    36,248  10,174  11,530   9,201  10,571   41,476  11,341  12,373   17,619   41,333
Diluted shares outstanding                49,238  47,722  47,298  46,197  45,190   46,584  45,077  46,372   47,501   46,305
EPS                                         0.74    0.21    0.24    0.20    0.23     0.89    0.25    0.27     0.37     0.89

Net revenues from unaffiliated customers:
  Office and contact center              237,505  61,568  59,742  58,644  64,404  244,358  62,080  64,192   66,776  193,048
  Mobile and computer                     61,387  12,730  16,208  21,824  17,820   68,582  23,981  24,049   35,335   83,365
  Other specialty products                12,289   5,970   6,420   6,343   5,835   24,568   6,725   6,876    5,511   19,112

Net revenues by geographical area
 from unaffiliated customers:
   Domestic                              213,655  55,614  57,426  57,013  58,889  228,942  64,924  64,929   66,484  196,337
   International                          97,526  24,654  24,944  29,798  29,170  108,566  27,862  30,188   41,138   99,188

Balance Sheet accounts and metrics:
Accounts receivable, net                  43,838  44,714  51,303  51,927  50,503   50,503  49,852  52,033   64,425   64,425
Days Sales Outstanding                                50      56      54      52               48      49       54
Inventory, net                            36,103  37,695  35,659  34,884  33,758   33,758  37,510  37,764   39,178   39,178
Inventory turns                                      4.1     4.6     5.1     5.3              5.0     4.9      5.2